PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated June 9, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296358
Kodiak AI, Inc.
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 9, 2026 (as supplemented from time to time, the “Prospectus”) filed by Kodiak AI, Inc. (the “Company”) with the information contained in the Company’s Current Report on Form 8-K, filed with the SEC on June 15, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “KDK” and “KDKRW,” respectively. On June 12, 2026, the last reported sales prices for our common stock and public warrants on the Nasdaq were $6.14 and $0.95, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 15, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 11, 2026
Kodiak AI, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41691	98-1592112
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1049 Terra Bella Avenue, Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)
(650) 209-8005
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	KDK	The Nasdaq Stock Market LLC

Redeemable warrants, each exercisable for one share of common stock at an exercise price of $9.28	KDKRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.
Kodiak AI, Inc. (the “Company”) held its 2026 Annual Meeting of Stockholders (“Annual Meeting”) on June 11, 2026. The matters submitted to a vote at the Annual Meeting and the final voting results of such matters were as follows:
Proposal 1 - Election of Directors.
The Company’s stockholders approved the election of two Class I directors to hold office until the Company’s 2029 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal. The final voting results were as follows:

Director Nominee	Votes For	Withheld	Broker Non-Votes
Don Burnette	132,630,705	89,913	2,294,131
Kristin Sverchek	130,387,753	2,332,865	2,294,131
Proposal 2 - Ratification of Independent Registered Public Accounting Firm.
The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026. The final voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
134,941,047	23,120	50,582	—
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.
EXHIBIT INDEX

Exhibit No.	Description
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK AI, INC.

	By:	/s/ Surajit Datta
	Name:	Surajit Datta
	Title:	Chief Financial Officer

Date: June 15, 2026